Summary of Loan Agreement Entered into by and between Shenzhen BAK Battery Co., Ltd. (“the Company”) and Shenzhen Caitian Branch, Bank of Communications (“the Creditor”) dated June 22, 2009

Main contents
➢	Contract number: 4431702009C100000100;
➢	Loan principal: RMB 50 million;
➢	Loan term: from June 23, 2009 to June 23, 2010;
➢	Interest rate: fixed at 4.779%;
■	Interest accrued and settled per month, interest settlement day is the 20th day of each month;
■	Penalty interest rate for delayed repayment: 4.779% plus 50% *4.779%;
■	Penalty interest rate for embezzlement of loan proceeds: 4.779% *1;

➢	Purpose of the loan is to provide working capital;
➢	Advanced repayment of loan needs to be approved by the Creditor;
➢
Breach of contract penalties: correct the breach of contract in time limit; suspension of loan unprovided; release loan agreement, demand prepayment of loan principal and interest before maturity; imposition of punitive interest incurred due to delayed loan; imposition of punitive interest for embezzlement of loan; imposition of plural interest for unpaid interest; withdraw from any accounts of the Company the loan principal, interest and other fees; compensation for the Creditor’s expenses incurred due to demanding the loan principal and interest in case of litigation, etc.

Headlines of the articles omitted:
➢       Loan arrangement
➢       Interest clearing of the loan
➢       Payment of the loan
➢       Interest penalty of loan
➢       Rights and obligation of the Company
➢       Rights and obligations of the Creditor
➢       Guarantee of the loan agreement
➢	Disputation settlement
➢	Supplemental
➢       Validity
➢       Text
➢	Notification